Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED
SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (the “Amendment”) is dated effective as of the 30th day of April, 2016, by and between GROWLIFE, INC., a Delaware corporation (the “Borrower”), EVERGREEN GARDEN CENTERS LLC, a Delaware limited liability company, GROWLIFE HYDROPONICS, INC., a Delaware corporation, ROCKY MOUNTAIN HYDROPONICS, a Colorado limited liability company (collectively, the “Guarantors,” and together with the Borrower, the “Credit Parties”), and TCA GLOBAL CREDIT MASTER FUND, LP, a Cayman Islands limited partnership (the “Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Securities Purchase Agreement dated as of April 30, 2015, but made effective as of July 9, 2015 (the “Original Purchase Agreement”), as supplemented by that certain Securities Purchase Agreement dated as of April 30, 2015, but made effective as of August 6, 2015 (the “Supplemental Purchase Agreement”), together with Amended and Restated Securities Purchase Agreement dated as of October 27, 2015 (the “Restated Purchase Agreement”) (the Original Purchase Agreement, the Supplemental Purchase Agreement, and the Restated Purchase Agreement, together with any other amendments, renewals, substitutions, supplements, replacements, or modifications from time to time, collectively referred to as the “Purchase Agreement”); and

WHEREAS, pursuant to the Original Purchase Agreement, the Borrower executed and delivered to Lender that certain Senior Secured, Convertible, Redeemable Debenture dated as of April 30, 2015, but made effective as of July 9, 2015, in the original face amount of $700,000.00 (the “Original Debenture”); and

WHEREAS, pursuant to the Supplemental Purchase Agreement, the Borrower executed and delivered to Lender that certain Senior Secured, Convertible, Redeemable Debenture dated as of April 30, 2015, but made effective as of August 6, 2015, in the original face amount of $100,000.00 (the “Supplemental Debenture”); and

WHEREAS, pursuant to the Restated Purchase Agreement, the Borrower executed and delivered to Lender that certain Amended, Restated, and Consolidated Senior Secured, Convertible, Redeemable Debenture dated as of October 16, 2015, but made effective as of October 27, 2015, in the original face amount of $1,050,000.00 (the “Restated Debenture”), which Restated Debenture amended, restated and replaced the Original Debenture in its entirety (the Restated Debenture and the Supplemental Debenture, collectively referred to as the “Debentures”); and

WHEREAS, in connection with the Purchase Agreement, the Original Debenture, and the Debentures, the Borrower executed and delivered to the Lender various ancillary documents referred to in the Purchase Agreement as the “Transaction Documents”; and

WHEREAS, the Borrower’s obligations under the Purchase Agreement and the Debentures are secured by the following, all of which are included within the Transaction Documents: (i) the Security Agreements; (ii) the Guaranty Agreements; (iii) the Pledge Agreements; (iv) the Validity Certificates; and (v) UCC-1 Financing Statements naming the Credit Parties, as debtors, and Lender, as secured party (the “UCC-1’s”), among other Transaction Documents; and

WHEREAS, the Credit Parties are currently in default of their respective obligations under the Purchase Agreement and other Transaction Documents for failing to pay certain sums required under the Purchase Agreement and certain other Transaction Documents, among other defaults (these defaults, together any other default which may be existing as of the date hereof, the “Existing Defaults”); and

WHEREAS, the Credit Parties and Lender desire to desire to resolve the Existing Defaults, and enter into certain agreements with respect to the Purchase Agreement, the Debentures, and the other Transaction Documents, all as more specifically set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Recitals. The recitations set forth in the preamble of this Amendment are true and correct and incorporated herein by this reference.

2. Capitalized Terms. All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Purchase Agreement, except as otherwise specifically set forth herein.

3. Conflicts. In the event of any conflict or ambiguity by and between the terms and provisions of this Amendment and the terms and provisions of the Purchase Agreement, the terms and provisions of this Amendment shall control, but only to the extent of any such conflict or ambiguity.

4. Modification of Debentures. From and after the date hereof, the Debentures shall be and are hereby combined, and thereafter severed, split, divided and apportioned into two (2) separate and distinct replacement debentures, as follows:

(a) Second Replacement Debenture A evidencing a principal indebtedness of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), which is being executed and delivered by Borrower to Lender simultaneously herewith (the “Second Replacement Debenture A”). Second Replacement Debenture A shall be and remain secured by the Security Agreements, the Guaranty Agreements, the Pledge Agreements, the Validity Certificates, the UCC-1’s, and all other applicable Transaction Documents.

(b) Second Replacement Debenture B evidencing a principal indebtedness of Two Million Six Hundred Eighty-One Thousand Two Hundred Nine and 82/100 Dollars ($2,681,209.82) (as of April 30, 2016), which is being executed and delivered by Borrower to Lender simultaneously herewith (the “Second Replacement Debenture B”, and together with Second Replacement Debenture A, collectively, the “Second Replacement Debentures”). Second Replacement Debenture B shall be and remain secured by the Security Agreements, the Guaranty Agreements, the Pledge Agreements, the Validity Certificates, the UCC-1’s, and all other applicable Transaction Documents.

(c) The Second Replacement Debentures are being executed and delivered simultaneously herewith in substitution for and to supersede the Debentures in their entirety. It is the intention of the Borrower and Lender that while the Second Replacement Debentures replace and supersede the Debentures, in their entirety, they are not in payment or satisfaction of the Debentures, but rather are the substitute of one evidence of debt for another without any intent to extinguish the old. Nothing contained in this Amendment or in the Second Replacement Debentures shall be deemed to extinguish the indebtedness and obligations evidenced by the Debentures or constitute a novation of the indebtedness evidenced by the Debentures.

(d) Notwithstanding the splitting of the Debentures into the Second Replacement Debentures in the principal amounts as contemplated by this Amendment, the Credit Parties understand and acknowledge that all sums received by Lender in payment of the Second Replacement Debentures, or either one of them, shall be applied by Lender in accordance with the terms of the Purchase Agreement, first to outstanding fees, charges and other costs due and payable under the Purchase Agreement and other Transaction Documents, second to accrued and unpaid interest, and last to outstanding principal. By way of example, and not in limitation, if Second Replacement Debenture A is sold as contemplated under the Debt Purchase Agreement, as hereinafter defined, upon Lender’s receipt of the purchase price therefor, such amounts received by Lender shall be applied to the total indebtedness evidenced by the Second Replacement Debentures in the order described above.

(e) Borrower understands and acknowledges that in connection with the Debt Purchase Agreement, it may be necessary or desirable, in Lender’s sole and absolute discretion, to have the Borrower further sever, split, divide and apportion the Second Replacement Debentures further to accomplish the sale of the Outstanding Claims to Purchaser, as more specifically set forth in the Debt Purchase Agreement. In that regard, within no later than three (3) Business Days after request therefor is made by Lender to Borrower from time to time, the Borrower agrees to further sever, split, divide and apportion the Second Replacement Debentures, or any of them (or any replacement debentures issued in replacement thereof from time to time), and to execute and deliver such replacement debentures to Lender within such time frames as required or requested by Lender from time to time.

(f) Lender acknowledges that the amount of First Closing Advisory Fees and Second Closing Advisory Fees due under the Purchase Agreement has been added and included within the principal balance of the Second Replacement Debentures, and accordingly, Lender agrees to return to Borrower the Series B Preferred shares previously received by Lender towards payment of such advisory fees.

5. Sale of Second Replacement Debentures.

(a) The parties acknowledge that Lender is entering into this Amendment, in part, in connection with the contemplated sale of the indebtedness represented by the Second Replacement Debentures to Old Main Capital, LLC, or any other Person who may from time to time seek to purchase any of such indebtedness (any such Person hereinafter referred to as a “Purchaser”) under the terms of a Debt Purchase Agreement (the “Debt Purchase Agreement”) to be entered into between a Purchaser, Lender, and Borrower. In that regard, the Credit Parties hereby represent and warrant to Lender as follows, which representations and warranties shall be true and correct as of the date hereof, and which representations and warranties shall be deemed re-made and be true and correct as of each sale of the Second Replacement Debentures (or any replacement debentures issued in replacement thereof from time to time):

(i) All amounts of any nature or kind due and owing by the Borrower to Lender under the Purchase Agreement and the other Transaction Documents, and represented by the Second Replacement Debentures or any other Transaction Documents (collectively, the “Outstanding Claims”) are bona fide Outstanding Claims against the Borrower and are enforceable obligations of the Borrower arising in the ordinary course of business, for services and financial accommodations rendered to the Borrower by Lender in good faith. The Outstanding Claims are currently due and owing and are payable in full.

(ii) The amount of the Second Replacement Debentures, respectively and as applicable, is the amount due to Lender with respect thereto as of the date hereof, and neither the Borrower, nor the Guarantors, are entitled to any discounts, allowances or other deductions with respect thereto. The aggregate amount of the indebtedness evidenced by the Second Replacement Debentures was funded by Lender to Borrower at least [__X___] six months preceding the date hereof, or [_____]  one year preceding the date hereof.

(iii) The Outstanding Claims are not subject to dispute by the Credit Parties, and the Credit Parties are unconditionally obligated to pay the full amount of all Outstanding Claims without defense, counterclaim or offset.

(iv) Except for the Purchase Agreement and other Transaction Documents, including this Amendment, there has been no modification, compromise, forbearance, or waiver (written or oral) entered into or given by Lender to Credit Parties with respect to the Outstanding Claims.

(v) Lender has not filed or commended any action against Credit Parties based on the Outstanding Claims, and no such action will be pending in any court or other legal venue, and no judgments based upon the Outstanding Claims have been previously entered in favor of Lender in any legal proceeding.

(vi) That the Purchase Agreement and each of the Transaction Documents executed by the Credit Parties, respectively and as applicable, and all obligations due and owing thereunder, are valid and binding obligations of the Credit Parties, respectively and as applicable, enforceable against the Credit Parties in accordance with their respective terms.

(b) The Credit Parties acknowledge that the Outstanding Claims, or a portion thereof, are contemplated to be sold by Lender to a Purchaser in accordance with a Debt Purchase Agreement, and that payment of the purchase price by Purchaser to Lender for such Outstanding Claims may be conditioned upon the Borrower’s strict compliance with the terms of certain agreements to be entered into between the Borrower and Purchaser (the “Exchange Agreements”). If applicable, each of the Credit Parties hereby covenants and agrees to strictly comply with each and every term and provision of the Exchange Agreements, including, without limitation, timely issuance and delivery of Common Stock to Purchaser upon conversion or exchange by Purchaser of any convertible debentures then in Purchaser’s possession.

(c) The Credit Parties understand and acknowledge that Lender is relying on the representations, warranties and covenants of the Credit Parties set forth in this Amendment in order to enter into a Debt Purchase Agreement with a Purchaser, and the foregoing representations, warranties and acknowledgements by the Credit Parties are a material inducement for Lender to agree to a sale of the Outstanding Claims, or portion thereof, to a Purchaser, and without this acknowledgement, Lender would not have sold the Outstanding Claims, or portion thereof, to Purchaser.

6. Payment of Obligations. The Credit Parties hereby agree that all outstanding Obligations due and owing under the Purchase Agreement and other Transaction Documents shall be paid as follows:

(a) Payments. As a material inducement for Lender to enter into this Amendment, the Borrower agrees to make payment for all Obligations due under the Purchase Agreement and the other Transaction Documents in accordance with this Section 6(a). The Borrower shall make payments to Lender in the amounts and on the respective due dates as set forth in the payment schedule attached hereto as Exhibit “A”, until the “Extended Maturity Date” (as hereinafter defined) (each length of time between payment due dates referred to as a “Payment Period”). Any payments due and owing as set forth in this Section 6(a), or a portion thereof, may be satisfied through: (i) the sale of the Outstanding Claims, or portions thereof, from time to time to a Purchaser under a Debt Purchase Agreement; or (ii) payments that Borrower has agreed are to be remitted to Lender in connection with a transaction between Borrower and Chicago Ventures (the “Payment Methods”), such that if Lender receives any sums during any Payment Period from any of the Payment Methods, then the Dollar amount of the sums so received by Lender from the Payment Methods during such Payment Period shall be credited towards the payment due from the Borrower on the subsequent payment due date as follows: (A) if the Dollar amount of the sums received by Lender from any of the Payment Methods during any Payment Period is equal to or greater than the payment due on the subsequent payment due date, then no further payment shall be due from Borrower on such subsequent payment due date; (B) if the Dollar amount of the sums received by Lender from any of the Payment Methods during any Payment Period is less than the payment due on the subsequent payment due date, then Borrower shall be liable for and obligated to pay to Lender, on such subsequent payment due date, the difference between the amount of that payment and the Dollar amount of the sums received by Lender from any of the Payment Methods during such Payment Period; and (C) if no sums are received by Lender from any of the Payment Methods during any Payment Period, for whatever reason, then the Borrower shall be liable and obligated to timely make the payment in full when due on the subsequent payment due date.

(b) Maturity Date.  The Purchase Agreement is hereby amended such that the Maturity Date shall be extended to the earlier to occur of: (i) April 28, 2018; or (ii) the occurrence of any Future Default and acceleration of all Obligations pursuant to this Agreement and the Purchase Agreement (the “Extended Maturity Date”). Notwithstanding anything contained in this Agreement to the contrary, all Obligations owing by the Borrower and all other Credit Parties under the Purchase Agreement, and all other Transaction Documents shall be paid in full by the Extended Maturity Date.

7. Ratification. The Credit Parties each hereby acknowledge, represent, warrant and confirm to Lender that: (i) each of the Transaction Documents executed by the Credit Parties are valid and binding obligations of the Credit Parties, respectively and as applicable, enforceable against the Credit Parties in accordance with their respective terms; (ii) all Obligations of the Credit Parties under the Purchase Agreement, all other Transaction Documents and this Amendment, shall be and continue to be and remain (after execution of this Amendment and any Debt Purchase Agreement) secured by and under the Transaction Documents, including the Security Agreements, the Guaranty Agreements, the Pledge Agreements, the Validity Certificates, and the UCC-1’s; and (iii) no oral representations, statements, or inducements have been made by Lender, or any agent or representative of Lender, with respect to the Purchase Agreement, this Amendment, or any other Transaction Documents, or any Debt Purchase Agreement.

8. Additional Confirmations. The Credit Parties hereby represent, warrant and covenant as follows: (i) that the Lender’s Liens and security interests in all of the “Collateral” (as such term is defined in the Purchase Agreement and each of the Security Agreements) are and remain valid, perfected, first-priority security interests in such Collateral, subject only to Permitted Liens, and none of the Credit Parties have granted any other Liens or security interests of any nature or kind in favor of any other Person affecting any of such Collateral.

9. Lender’s Conduct. As of the date of this Amendment, the Credit Parties hereby acknowledge and admit that: (i) the Lender has acted in good faith and has fulfilled and fully performed all of its obligations under or in connection with the Purchase Agreement or any other Transaction Documents; and (ii) that there are no other promises, obligations, understandings or agreements with respect to the Purchase Agreement or the Transaction Documents, except as expressly set forth herein, or in the Purchase Agreement and other Transaction Documents.

10. Redefined Terms. The term “Transaction Documents,” as defined in the Purchase Agreement and as used in this Amendment, shall be deemed to refer to and include this Amendment, the Second Replacement Debentures, and all other documents or instruments executed in connection with this Amendment.

11. Affirmation of Guaranty Agreements. The Guarantors do hereby acknowledge and agree as follows: (i) Guarantors acknowledge having reviewed the terms of this Amendment, and agree to the terms thereof; (ii) that the Guaranty Agreements, and all representations, warranties, covenants, agreements and guaranties made by Guarantors thereunder, and any other Transaction Documents by which the Guarantors may be bound, shall and do hereby remain, are effective and continue to apply to the Transaction Documents, and with respect to all Obligations of the Borrower under the Transaction Documents, as amended by this Amendment; (iii) that this Amendment shall not in any way adversely affect or impair the obligations of the Guarantors to Lender under any of the Transaction Documents; and (iv) the Guaranty Agreements are hereby ratified, confirmed and continued, all as of the date of this Amendment.

12. Representations and Warranties of the Borrower and Guarantors. The Borrower and Guarantors hereby make the following representations and warranties to the Lender:

(a) Authority and Approval of Agreement; Binding Effect. The execution and delivery by the Borrower and Guarantors of this Amendment, the Second Replacement Debentures, and all other documents executed and delivered in connection herewith and therewith, and the performance by Borrower and Guarantors of all of their respective Obligations hereunder and thereunder, have been duly and validly authorized and approved by the Borrower and the Guarantors and their respective board of directors, managers, members, or other governing board or committee pursuant to all applicable laws and no other corporate action or consent on the part of the Borrower, the Guarantors, their board of directors, members, managers, stockholders, or any other Person is necessary or required by the Borrower and Guarantors to execute this Amendment, the Second Replacement Debentures, and the documents executed and delivered in connection herewith and therewith, to consummate the transactions contemplated herein or therein, or perform all of the Borrower’s and Guarantors’ obligations hereunder or thereunder. This Amendment, the Second Replacement Debentures, and each of the documents executed and delivered in connection herewith and therewith have been duly and validly executed by the Borrower and the Guarantors (and the officer executing this Amendment and all such other documents for each Borrower and Guarantors is duly authorized to act and execute same on behalf of each Borrower and Guarantors) and constitute the valid and legally binding agreements of the Borrower and Guarantors, enforceable against the Borrower and Guarantors in accordance with their respective terms.

13. Indemnification. Each of the Credit Parties, jointly and severally, hereby indemnifies and holds the Buyer Indemnified Parties, their successors and assigns, and each of them, harmless from and against any and all charges, complaints, claims, counter-claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, cross-actions, threats, setoffs, equities, judgments, accounts, suits, liens, rights, demands, benefits, costs, losses, debts, expenses, and other distributions, of every kind and nature whatsoever, payable by any of the Buyer Indemnified Parties to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable law (collectively, the “Claims”), through all negotiations, mediations, arbitrations, trial and appellate levels, as a result of, or arising out of, or relating to any matters relating to this Amendment, the Purchase Agreement, or any other Transaction Documents. The foregoing indemnification obligations shall survive the termination of the Purchase Agreement or any of the Transaction Documents, and repayment of the Obligations.

14. Waiver and Release.  Each of the Credit Parties hereby represents and warrants to Lender that none of them have any defenses, setoffs, claims, counterclaims, cross-actions, equities, or any other Claims in favor of the Credit Parties, to or against the enforcement of any of the Transaction Documents, and to the extent any of the Credit Parties have any such defenses, setoffs, claims, counterclaims, cross-actions, equities, or other Claims against Lender and/or against the enforceability of any of the Transaction Documents, the Credit Parties each acknowledge and agree that same are hereby fully and unconditionally waived by the Credit Parties.  In addition to the foregoing full and unconditional waiver, each of the Credit Parties does hereby release, waive, discharge, covenant not to sue, acquit, satisfy and forever discharges each of the Buyer Indemnified Parties and their respective successors and assigns, from any and all Claims whatsoever, in law or in equity, whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, which the Credit Parties ever had, now have, or which any successor or assign of the Credit Parties hereafter can, shall, or may have against any of the Buyer Indemnified Parties or their successors and assigns, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through and including the date hereof, including, without limitation, any matter, cause, or thing related to the Purchase Agreement, this Amendment, the Original Debentures, the Debentures, the Second Replacement Debentures, or any other Transaction Documents (collectively, the “Released Claims”).  Without in any manner limiting the generality of the foregoing waiver and release, Credit Parties hereby agree and acknowledge that the Released Claims specifically include: (i) any and all Claims regarding or relating to the enforceability of the Transaction Documents as against any of the Credit Parties; (ii) any and all Claims regarding, relating to, or otherwise challenging the governing law provisions of the Transaction Documents; (iii) any and all Claims regarding or relating to  the amount of principal, interest, fees or other Obligations due from any of the Credit Parties to the Lender under any of the Transaction Documents; (iv) any and all Claims regarding or relating to Lender’s conduct or Lender’s failure to perform any of Lender’s covenants or obligations under any of the Transaction Documents; (v) any and all Claims regarding or relating to any delivery or failure to deliver any notices by Lender to Credit Parties; (vi) any and all Claims regarding or relating to any failure by Lender to fund any advances or other amounts under any of the Transaction Documents; (vii) any and all Claims regarding or relating to any advisory services (or the lack thereof) provided by Lender to any of the Credit Parties for which any advisory fees may be due and owing and included within the Obligations; and (viii) any and all Claims based on grounds of public policy, unconscionability, or implied covenants of fair dealing and good faith. The Credit Parties further expressly agree that the foregoing release and waiver agreement is intended to be as broad and inclusive as permitted by the laws governing the Transaction Documents, and the Released Claims include all Claims that the Credit Parties do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to enter into this Amendment.  The foregoing waiver and release agreements by the Credit Parties are a material inducement for Lender to enter into this Amendment, and Lender’s agreement to enter into this Amendment is separate and material consideration to the Credit Parties for the waiver and release agreements contained herein, the receipt and sufficiency of such consideration hereby acknowledged by Credit Parties. In addition, each of the Credit Parties agrees and acknowledges that it has had an opportunity to negotiate the terms and provisions of this Amendment, including the foregoing waiver and release agreements, with and through their own competent counsel, and that each of the Credit Parties have sufficient leverage and economic bargaining power, and have used such leverage and economic bargaining power, to fairly and fully negotiate this Amendment, including the waiver and release agreements herein, in a manner that is acceptable to the Credit Parties.  The foregoing waiver and release agreements shall survive the termination of the Purchase Agreement or any of the Transaction Documents, and repayment of the Obligations.

15. Effect on Agreement and Transaction Documents. Except as expressly amended by this Amendment, all of the terms and provisions of the Purchase Agreement and the Transaction Documents shall remain and continue in full force and effect after the execution of this Amendment, are hereby ratified and confirmed, and incorporated herein by this reference.

16. Default. In addition to the Events of Default under the Purchase Agreement, any breach or default by Credit Parties under this Amendment, which breach or default is not cured within ten (10) calendar days after notice of such breach or default is given to the Credit Parties, shall be deemed an immediate “Event of Default” under the Purchase Agreement, and such Events of Default hereunder include, without limitation, the following: (i) failure by Borrower to consummate any and all of the Purchase Tranche Closings, as such term is defined in the Debt Purchase Agreement, because of any of the conditions described in Section 3(b) of the Debt Purchase Agreement; or (ii) any other failure of the Credit Parties, or any one of them, to comply with, satisfy, or perform any term, provision, covenant or agreement of the Credit Parties under this Amendment or any of the Exchange Agreements.

17. Waiver; Forbearance. The parties recognize and acknowledge that by entering into this Amendment, the Lender is not waiving any rights or remedies it may have under any of the Transaction Documents, or any defaults or Events of Default arising thereunder, including the Existing Defaults (collectively, the “Existing Rights”); provided, however, that Lender hereby agrees that it shall not thereafter enforce, and Lender shall thereafter forbear from pursuing enforcement of, any of its Existing Rights, unless and until an additional default or Event of Default occurs under this Amendment, the Purchase Agreement, or any other Transaction Documents (a “Future Default”), whereupon the foregoing forbearance shall automatically become null and void and of no further force or effect, without any further notice or demand from Lender, and Lender shall have the absolute right to pursue and obtain all Existing Rights.

18. Consultation with Counsel. Credit Parties represent that they have fully reviewed this Amendment with their respective attorneys and understand the legal effect of this Amendment, and each of the Credit Parties represents that having understood the legal effects of this Amendment, each of them has freely and voluntarily consented to and authorized this Amendment.

19. Execution. This Amendment may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same Amendment. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

20. Fees and Expenses.

(a) Document Review and Legal Fees; Due Diligence. The Borrower hereby agrees to pay to the Lender or its counsel a legal fee equal to Four Thousand Five Hundred and No/100 Dollars ($4,500.00) for the preparation, negotiation and execution of this Amendment and all other documents in connection herewith, which legal fee and costs, to the extent not previously paid, shall be paid simultaneously with the execution of this Amendment.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

BORROWER:

GROWLIFE, INC., a Delaware
corporation

By:            /s/ Marco Hegyi
Name:       Marco Hegyi
Title:         Chief Executive Officer

GUARANTORS:
EVERGREEN GARDEN CENTERS LLC,	GROWLIFE HYDROPONICS, INC.,
a Delaware limited liability company	a Delaware corporation

By: /s/ Marco Hegyi	By: /s/ Marco Hegyi
Name: Marco Hegyi	Name: Marco Hegyi
Title: Chief Executive Officer	Title: Chief Executive Officer

ROCKY MOUNTAIN HYDROPONICS, a
Colorado limited liability company

By:            /s/ Marco Hegyi
Name:       Marco Hegyi
Title:         Chief Executive Officer

LENDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:            TCA Global Credit Fund GP, Ltd.
Its:            General Partner

By:            /s/ Robert Press
   Robert Press, Director

EXHIBIT “A”

PAYMENT SCHEDULE

Payment Date	Payment No.	Interest Payment	Prin. Payment	Total Payable	Balance Outstanding
5/30/2016	1	$42,468.15		$42,468.15
6/30/2016	2	$42,468.15		$42,468.15
7/30/2016	3	$42,468.15		$42,468.15
8/30/2016	4	$42,468.15	$36,615.32	$79,083.47	$2,831,209.82
9/30/2016	5	$41,918.92	$37,164.55	$79,083.47	$2,794,594.50
10/30/2016	6	$41,361.45	$37,722.02	$79,083.47	$2,757,429.95
11/30/2016	7	$40,795.62	$38,287.85	$79,083.47	$2,719,707.93
12/30/2016	8	$40,221.30	$38,862.17	$79,083.47	$2,681,420.08
1/30/2017	9	$39,638.37	$39,445.10	$79,083.47	$2,642,557.91
2/28/2017	10	$39,046.69	$150,047.48	$189,094.18	$2,603,112.81
3/28/2017	11	$36,795.98	$152,298.20	$189,094.18	$2,453,065.32
4/28/2017	12	$34,511.51	$154,582.67	$189,094.18	$2,300,767.13
5/28/2017	13	$32,192.77	$156,901.41	$189,094.18	$2,146,184.46
6/28/2017	14	$29,839.25	$159,254.93	$189,094.18	$1,989,283.05
7/28/2017	15	$27,450.42	$161,643.75	$189,094.18	$1,830,028.12
8/28/2017	16	$25,025.77	$164,068.41	$189,094.18	$1,668,384.36
9/28/2017	17	$22,564.74	$166,529.44	$189,094.18	$1,504,315.95
10/28/2017	18	$20,066.80	$169,027.38	$189,094.18	$1,337,786.51
11/28/2017	19	$17,531.39	$171,562.79	$189,094.18	$1,168,759.13
12/28/2017	20	$14,957.95	$174,136.23	$189,094.18	$997,196.35
1/28/2018	21	$12,345.90	$176,748.27	$189,094.18	$823,060.11
2/28/2018	22	$9,694.68	$179,399.50	$189,094.18	$646,311.84
3/28/2018	23	$7,003.69	$182,090.49	$189,094.18	$466,912.34
4/28/2018	24	$4,272.33	$284,821.85	$289,094.18	$284,821.85

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